Exhibit 23.4
June 12, 2007
Cooper Industries, Ltd.
600 Travis, Suite 5800
Houston, Texas 77002-1001
Ladies and Gentlemen:
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and in the related prospectus to the reference to an analysis, which our firm assisted with, concerning the contingent liability exposure for certain asbestos-related claims, under the following provisions of Cooper Industries, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007:
•	“Item 3. Legal Proceedings” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies” included in the Annual Report on Form 10-K for Cooper Industries, Ltd. for the year ended December 31, 2006, and in “Note 16: Charge Related to Discontinued Operations” to its consolidated financial statements for the year ended December 31, 2006.

•	“Part I; Item 1. Financial Statements; Note 11. Charge Related to Discontinued Operations,” and under “Part II – Other Information; Item 1. Legal Proceedings” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.
Sincerely,
/s/ Charles E. Bates
Charles E. Bates, Ph.D.
President and CEO
Bates White, LLC